Exhibit 99.1

Skechers Announces THIRD quarter 2023 Financial Results AND RECORD QUARTERLY SALES OF $2.02 BILLION

LOS ANGELES, CA – October 26, 2023 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter Highlights

•
Record quarterly sales of $2.02 billion, a year-over-year increase of 7.8%
•
Diluted earnings per share of $0.93, a year-over-year increase of 69.1%
•
Direct-to-Consumer sales grew 23.8%
•
Inventory decrease of $436.0 million or 24.0% from December 31, 2022
•
Repurchased $40 million of Class A common stock

“Skechers’ achieved a new quarterly sales record of $2.02 billion, reflecting robust demand for our brand,” said David Weinberg, Chief Operating Officer of Skechers. “All regions grew, including the Americas, with growth of 7% in the United States due to continued strength in our Direct-to-Consumer channel, and Asia Pacific with growth of 18% in China. In addition, our inventory levels are down significantly, and our gross margin was strong at 52.9% reflecting favorable pricing, a higher mix of Direct-to-Consumer sales and lower unit costs. As we continue to focus on growing our international business, enhancing our Direct-to-Consumer presence and expanding our product offering, we remain confident in the strength of our brand and executing Skechers’ long-term growth strategy.”

“Our record third quarter sales were the result of our continued innovation and determination to deliver comfort, style and quality in every pair,” began Robert Greenberg, Chief Executive Officer of Skechers. “We introduced a collaboration with entertainment legend Snoop Dogg, and we launched Skechers Football boots with Harry Kane, one of the leading strikers in the world and captain of England's national team. Both ambassadors and their products generated significant media and consumer attention for the brand. And, this week, we announced the signing of two-time NBA All-Star Julius Randle and rising star Terance Mann – both of whom are competing in our Skechers Basketball footwear this week. Leading professional athletes both on the pitch and on the court in Skechers Performance footwear are a testament to our ability to deliver comfort that performs at the highest levels of competition. Designing desirable footwear for fans of Snoop Dogg as well as our ambassador Martha Stewart demonstrates the diversity of style, offering and demographic of the Skechers brand and our customers. We believe our constant innovation to meet the needs of consumers from all walks of life—including professional athletes, and our impactful marketing will drive our success for years to come.”

Third Quarter 2023 Financial Results

	Three Months Ended September 30,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$2,025.0	$1,878.4	146.6	7.8
Gross profit	1,071.9	883.9	188.0	21.3
Gross margin	52.9%	47.1%		590 bps
Operating expenses	858.7	754.0	104.7	13.9
As a % of sales	42.4%	40.1%		230 bps
Earnings from operations	213.2	130.0	83.2	64.0
Operating margin	10.5%	6.9%		360 bps
Net earnings attributable to Skechers U.S.A., Inc.	145.4	85.9	59.5	69.3
Diluted earnings per share	$0.93	$0.55	0.38	69.1

Third quarter sales increased 7.8% as a result of an 8.6% increase internationally and a 6.5% increase domestically. Direct-to-Consumer increased 23.8% and Wholesale decreased 1.4%. On a constant currency basis, sales increased 6.7%.

Wholesale sales declined $17.0 million, or 1.4%, which includes decreases in EMEA of 8.3% and AMER of 0.5%, partially offset by an increase in APAC of 7.1%. Wholesale volume decreased 10.8% and average selling price increased 10.3%.

Direct-to-Consumer sales grew $163.6 million, or 23.8%, which includes increases in AMER of 17.3%, APAC of 24.2% and EMEA of 60.8%. Direct-to-Consumer volume increased 18.8% and average selling price increased 4.3%.

Gross margin was 52.9%, an increase of 590 basis points, primarily due to higher average selling prices, a higher proportion of Direct-to-Consumer sales, and lower freight costs.

Operating expenses increased $104.7 million, or 13.9%, and as a percentage of sales increased 230 basis points to 42.4%. Selling expenses increased $27.4 million, or 18.2%, and as a percentage of sales increased 80 basis points to 8.8%. The increase was due to higher brand demand creation expenditures. General and administrative expenses increased $77.3 million, or 12.8%, and as a percentage of sales increased 150 basis points to 33.6%. Increased expenses were primarily driven by increased facility costs, including rent and depreciation, and labor.

Earnings from operations increased $83.2 million, or 64.0%, to $213.2 million, resulting in an operating margin of 10.5%.

Net earnings were $145.4 million and diluted earnings per share were $0.93 compared with prior year net earnings of $85.9 million and diluted earnings per share of $0.55.

In the third quarter, the Company’s effective income tax rate was 19.5%.

“Skechers’ record quarterly sales and robust earnings growth demonstrate the sustained momentum of our brand. Coupled with a significant improvement in working capital, especially in our overall inventory levels, we remain confident in the strength of our brand and demand for our comfort technology products,” stated John Vandemore, Chief Financial Officer of Skechers. “As we continue to execute against our long-term growth strategy, we believe we remain well positioned to accomplish our objective of generating $10 billion in sales by 2026."

Nine Months 2023 Financial Results

	Nine Months Ended September 30,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$6,039.4	$5,565.8	473.6	8.5
Gross profit	3,111.0	2,605.7	505.3	19.4
Gross margin	51.5%	46.8%		470 bps
Operating expenses	2,456.5	2,145.6	310.9	14.5
As a % of sales	40.7%	38.6%		210 bps
Earnings from operations	654.5	460.0	194.5	42.3
Operating margin	10.8%	8.3%		260 bps
Net earnings attributable to Skechers U.S.A., Inc.	458.6	297.5	161.1	54.2
Diluted earnings per share	$2.93	$1.90	1.03	54.2

Year-to-date sales increased 8.5%, reflecting a 15.6% increase in international sales and a 1.1% decrease domestically. Direct-to-Consumer increased 26.0% and Wholesale decreased 1.1%. On a constant currency basis, sales increased 9.6%.

Wholesale sales decreased $41.0 million, or 1.1%, due to a decrease in AMER of 11.4%, partially offset by increases in APAC of 14.5% and EMEA of 6.2%. Wholesale volume decreased 8.5% and average selling price increased 7.8%.

Direct-to-Consumer sales grew $514.6 million, or 26.0%, due to increases in AMER of 24.2%, APAC of 22.4%, and EMEA of 47.8%. Direct-to-Consumer volume increased 22.9% and average selling price increased 2.5%.

Gross margin was 51.5%, an increase of 470 basis points, primarily driven by higher average selling prices and a higher proportion of Direct-to-Consumer sales.

Operating expenses increased $310.9 million or 14.5%. As a percentage of sales, operating expenses increased 210 basis points to 40.7%. Selling expenses increased $68.3 million or 16.0%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $242.6 million or 14.1%, primarily driven by labor, increased facility costs, including rent and depreciation, and warehouse and distribution expenses.

Earnings from operations increased $194.5 million to $654.5 million, resulting in an operating margin of 10.8%.

Net earnings were $458.6 million and diluted earnings per share were $2.93, an increase of 54.2% over the prior year.

The Company’s effective income tax rate was 18.5%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.27 billion, an increase of $484.6 million, or 61.5% from December 31, 2022, primarily due to increased earnings and favorable changes in working capital, primarily inventory improvements as we worked through capacity challenges and processing constraints at our distribution centers. Increases were partially offset by capital expenditures of $238.7 million, $100.0 million of share repurchases year-to-date and payments of $70.4 million, net of cash acquired, related to the acquisition of our Scandinavian distributor.

Inventory was $1.38 billion, a decrease of $436.0 million or 24.0% from December 31, 2022.

Share Repurchase

During the third quarter, the Company repurchased approximately 805,486 shares of its Class A common stock at a cost of $40.0 million. Year-to-date 2023, the Company has repurchased nearly 2.1 million shares of its Class A common stock at a cost of $100.0 million. At September 30, 2023, approximately $325.7 million remained available under the Company’s share repurchase program.

Outlook

For the fourth quarter of 2023, the Company believes it will achieve sales between $1.91 billion and $2.01 billion and diluted earnings per share of between $0.40 and $0.50. Further, the Company believes that for the full year 2023, it will achieve sales between $7.95 billion and $8.05 billion and diluted earnings per share of between $3.33 and $3.43.

Store Count

	Number of Stores
	December 31, 2022	Opened (1)	Closed (1)	September 30, 2023
Domestic stores	539	26	(11)	554
International stores	905	210	(76)	1,039
Distributor, licensee and franchise stores	3,093	637	(331)	3,399
Total Skechers stores	4,537	873	(418)	4,992

(1) Includes the conversion of 58 third-party stores to International stores previously included in Distributor stores as a result of the acquisition of our Scandinavian distributor.

Third Quarter 2023 Conference Call

The Company will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its third quarter 2023 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning October 26, 2023, at 7:30 p.m. ET, through November 9, 2023, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13741251.

About Skechers U.S.A., Inc.

Skechers U.S.A., Inc., a Fortune 500® company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. Collections from The Comfort Technology Company™ are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through digital stores, and approximately 5,000 Company- and third-party-owned physical retail stores. The Company manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2022 and its quarterly reports on Form 10-Q in 2023. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,100,401	$615,733
Short-term investments	64,065	102,166
Trade accounts receivable, net	929,368	848,287
Other receivables	65,323	86,036
Inventory	1,382,027	1,818,016
Prepaid expenses and other	226,565	176,035
Total current assets	3,767,749	3,646,273
Property, plant and equipment, net	1,466,145	1,345,370
Operating lease right-of-use assets	1,212,113	1,200,565
Deferred tax assets	442,875	454,190
Long-term investments	108,517	70,498
Goodwill	101,230	93,497
Other assets, net	140,635	83,094
Total non-current assets	3,471,515	3,247,214
TOTAL ASSETS	$7,239,264	$6,893,487
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$820,789	$957,384
Accrued expenses	296,313	294,143
Operating lease liabilities	264,556	238,694
Current installments of long-term borrowings	76,695	103,184
Short-term borrowings	35,178	19,635
Total current liabilities	1,493,531	1,613,040
Long-term operating lease liabilities	1,047,896	1,063,672
Long-term borrowings	239,590	216,488
Deferred tax liabilities	20,203	8,656
Other long-term liabilities	133,781	120,045
Total non-current liabilities	1,441,470	1,408,861
Total liabilities	2,935,001	3,021,901
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	134	134
Class B Common Stock	20	21
Additional paid-in capital	340,476	403,799
Accumulated other comprehensive loss	(98,044)	(84,897)
Retained earnings	3,709,548	3,250,931
Skechers U.S.A., Inc. equity	3,952,134	3,569,988
Noncontrolling interests	352,129	301,598
Total stockholders' equity	4,304,263	3,871,586
TOTAL LIABILITIES AND EQUITY	$7,239,264	$6,893,487

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Sales	$2,024,958	$1,878,367	$6,039,402	$5,565,765
Cost of sales	953,040	994,432	2,928,381	2,960,088
Gross profit	1,071,918	883,935	3,111,021	2,605,677
Operating expenses
Selling	178,286	150,857	493,964	425,675
General and administrative	680,449	603,107	1,962,564	1,719,969
Total operating expenses	858,735	753,964	2,456,528	2,145,644
Earnings from operations	213,183	129,971	654,493	460,033
Other income (expense)	(7,055)	(15,139)	5,660	(40,144)
Earnings before income taxes	206,128	114,832	660,153	419,889
Income tax expense	40,202	20,498	122,360	83,229
Net earnings	165,926	94,334	537,793	336,660
Less: Net earnings attributable to noncontrolling interests	20,511	8,448	79,176	39,147
Net earnings attributable to Skechers U.S.A., Inc.	$145,415	$85,886	$458,617	$297,513
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.94	$0.55	$2.96	$1.91
Diluted	$0.93	$0.55	$2.93	$1.90
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	154,525	155,420	154,876	155,783
Diluted	156,200	156,233	156,496	156,714

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended September 30,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$1,174.6	$1,191.6	(17.0)	(1.4)
Gross profit	510.0	424.6	85.4	20.1
Gross margin	43.4%	35.6%		780 bps

Direct-to-Consumer sales	$850.4	$686.8	163.6	23.8
Gross profit	561.9	459.3	102.6	22.3
Gross margin	66.1%	66.9%		(80)bps

Total sales	$2,025.0	$1,878.4	146.6	7.8
Gross profit	1,071.9	883.9	188.0	21.3
Gross margin	52.9%	47.1%		590 bps

	Nine Months Ended September 30,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$3,542.2	$3,583.2	(41.0)	(1.1)
Gross profit	1,453.6	1,294.0	159.6	12.3
Gross margin	41.0%	36.1%		490 bps

Direct-to-Consumer sales	$2,497.2	$1,982.6	514.6	26.0
Gross profit	1,657.4	1,311.7	345.7	26.4
Gross margin	66.4%	66.2%		20 bps

Total sales	$6,039.4	$5,565.8	473.6	8.5
Gross profit	3,111.0	2,605.7	505.3	19.4
Gross margin	51.5%	46.8%		470 bps

Additional Sales Information

	Three Months Ended September 30,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$407.7	$406.6	1.1	0.3
Direct-to-Consumer	386.9	339.2	47.7	14.1
Total domestic sales	794.6	745.8	48.8	6.5

International
Wholesale	766.9	785.0	(18.1)	(2.3)
Direct-to-Consumer	463.5	347.6	115.9	33.3
Total international sales	1,230.4	1,132.6	97.8	8.6

Total sales	$2,025.0	$1,878.4	146.6	7.8

Regional sales
Americas (AMER)	$1,017.5	$948.0	69.5	7.3
Europe, Middle East & Africa (EMEA)	480.4	469.8	10.6	2.3
Asia Pacific (APAC)	527.1	460.6	66.5	14.4
Total sales	$2,025.0	$1,878.4	146.6	7.8

China sales	$267.6	$226.7	40.9	18.0

Distributor sales	$120.5	$171.1	(50.6)	(29.6)

	Nine Months Ended September 30,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$1,240.4	$1,466.2	(225.8)	(15.4)
Direct-to-Consumer	1,096.9	898.2	198.7	22.1
Total domestic sales	2,337.3	2,364.4	(27.1)	(1.1)

International
Wholesale	2,301.8	2,117.0	184.8	8.7
Direct-to-Consumer	1,400.3	1,084.4	315.9	29.1
Total international sales	3,702.1	3,201.4	500.7	15.6

Total sales	$6,039.4	$5,565.8	473.6	8.5

Regional sales
Americas (AMER)	$2,990.4	$2,928.8	61.6	2.1
Europe, Middle East & Africa (EMEA)	1,448.2	1,285.5	162.7	12.7
Asia Pacific (APAC)	1,600.8	1,351.5	249.3	18.4
Total sales	$6,039.4	$5,565.8	473.6	8.5

China sales	$852.0	$754.7	97.3	12.9

Distributor sales	$324.2	$396.5	(72.3)	(18.2)

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended September 30,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,025.0	$(21.7)	$2,003.3	$1,878.4	124.9	6.7
Cost of sales	953.1	(15.9)	937.2	994.5	(57.3)	(5.8)
Gross profit	1,071.9	(5.8)	1,066.1	883.9	182.2	20.6
Operating expenses	858.7	(3.8)	854.9	754.0	100.9	13.4
Earnings from operations	213.2	(2.0)	211.2	130.0	81.2	62.5
Other income (expense)	(7.1)	8.3	1.2	(15.2)	16.4	n/m
Income tax expense (benefit)	40.2	(0.1)	40.1	20.5	19.6	95.7
Less: Noncontrolling interests	20.5	(0.7)	19.8	8.4	11.4	134.3
Net earnings	$145.4	$7.1	$152.5	$85.9	66.6	77.6
Diluted earnings per share	$0.93	$0.05	$0.98	$0.55	0.43	78.2

	Nine Months Ended September 30,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$6,039.4	$62.2	$6,101.6	$5,565.8	535.8	9.6
Cost of sales	2,928.4	28.2	2,956.6	2,960.1	(3.5)	(0.1)
Gross profit	3,111.0	34.0	3,145.0	2,605.7	539.3	20.7
Operating expenses	2,456.5	23.6	2,480.1	2,145.6	334.5	15.6
Earnings from operations	654.5	10.4	664.9	460.0	204.9	44.5
Other income (expense)	5.7	(8.9)	(3.2)	(40.2)	37.0	(92.0)
Income tax expense	122.4	2.3	124.7	83.2	41.5	49.9
Less: Noncontrolling interests	79.2	2.5	81.7	39.1	42.6	108.6
Net earnings	$458.6	$(3.3)	$455.3	$297.5	157.8	53.0
Diluted earnings per share	$2.93	$(0.02)	$2.91	$1.90	1.01	53.2